                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                             FISCAL YEAR ENDED
                                   ----------------------------------------------------------------------
                                   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,   JANUARY 2,
                                       2003           2002           2001           2000          2000
                                   ------------   ------------   ------------   ------------   ----------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income.............    $10,308         9,291          7,898          6,868         5,877
  Fixed Charges..................        300           259            245            292           337
                                     -------         -----          -----          -----         -----
          Total Earnings as
            Defined..............    $10,608         9,550          8,143          7,160         6,214
                                     =======         =====          =====          =====         =====
Fixed Charges and Other:
  Rents..........................         93            99             92             88            82
  Interests......................        207           160            153            204           255
                                     -------         -----          -----          -----         -----
          Fixed Charges..........        300           259            245            292           337
  Capitalized Interest...........        108            98             95             97            84
                                     -------         -----          -----          -----         -----
          Total Fixed Charges....    $   408           357            340            389           421
                                     =======         =====          =====          =====         =====
Ratio of Earnings to Fixed
  Charges........................      26.00         26.75          23.95          18.41         14.76
                                     =======         =====          =====          =====         =====

---------------
(1) The ratio of earnings to fixed charges represents the historical ratio of Johnson & Johnson and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                        16